Exhibit 107
CALCULATION OF FILING FEE TABLE
S-3
(Form Type)

Southern Copper Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Debt	Debt Securities	Rule 457(r)	0	$0.00	$0.00	$0.00013810	$0.00
Fees Previously Paid	—	—	—	—	—	—		—
	Total Offering Amounts					$0.00		$0.00
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$0.00

(1)
The registrants are registering an indeterminate amount of securities for offer and sale from time to time at indeterminate offering prices. In reliance on Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the "Securities Act"), the registrants are deferring payment of all of the registration fee relating to the registration of securities hereby. In connection with the securities offered hereby, the registrants will pay "pay-as-you-go registration fees" in accordance with Rule 456(b) under the Securities Act.